FEDERAL HOME LOAN BANK OF CINCINNATI
NEWS RELEASE
FOR IMMEDIATE RELEASE
February 9, 2007

Contact:
John Byczkowski, FHLBank Cincinnati
513-852-7085 (office) or 513-382-7615 (cell)

FHLBANK CINCINNATI ANNOUNCES FOURTH QUARTER 2006 RESULTS

Cincinnati, Ohio – The Federal Home Loan Bank of Cincinnati (FHLBank) today released unaudited financial results for the fourth quarter and the year ended December 31, 2006. Net income for the quarter increased $5.7 million, or 9.1 percent, compared to the fourth quarter of 2005. For the full year, net income increased $33.4 million, or 15.2 percent, over 2005. Assets rose 5.5 percent compared to year-end 2005 and were up 1.9 percent from September 30, 2006. Mission Asset Activity – which comprises the FHLBank’s two main lines of business, Credit Services and the Mortgage Purchase Program – grew 14.0 percent during 2006, compared to year-end 2005. The FHLBank also added $14.5 million to retained earnings in the fourth quarter for a full year increase of $47.7 million, bringing the total to $255.5 million as of December 31, 2006.

Assets and Mission Asset Activity
Assets were $81.4 billion on December 31, 2006. The balance of Mission Asset Activity stood at $56.9 billion. The principal balance of Advances rose 4.4 percent to $41.9 billion from year-end 2005 while the average balance for the year ended December 31, 2006 was $45.8 billion, up 2.1 percent when compared to the same period of 2005.

The principal balance of mortgage loans held for portfolio grew 0.7 percent to $8.4 billion from year-end 2005. The FHLBank executed $1,234 million of new mortgage purchase commitments during 2006, while principal repayments totaled $1,106 million.

Operating Results and Profitability
Net income for the year ended December 31, 2006 was $253.1 million (compared to $219.7 million in 2005) and fourth quarter net income was $68.8 million (compared to $63.1 million in 2005). The return on average equity (ROE) for 2006 was 6.70 percent, an increase of 0.91 percentage points over 2005. ROE for the fourth quarter was 7.08 percent, up 0.26 percentage points from the same period in 2005 and 0.48 percentage points above the third quarter of 2006. Net interest income rose to $386.4 million for the year and to $102.5 million for the quarter, up 13.7 percent and 8.3 percent, respectively, from the periods a year earlier. Average net interest margin for the year grew to 0.49 percent, compared to 0.43 percent a year earlier and to 0.51 percent for the fourth quarter from 0.48 percent during the same period of 2005.

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Capital Stock and Retained Earnings
Capital stock was $3.7 billion on December 31, 2006, an increase of 4.4 percent from year-end 2005. However, regulatory capital stock (which includes the captions of capital stock and mandatorily redeemable capital stock on the statements of condition) decreased $127.1 million, or 3.2 percent, from the prior year end due to redemptions of excess non-member capital stock. The details of these redemptions were described in our first and second quarter Form 10-Q filings. Retained earnings grew to $255.5 million on December 31, 2006, up 23.0 percent since year-end 2005. The FHLBank paid a fourth quarter dividend rate of 6.00 percent.

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The Federal Home Loan Bank of Cincinnati is an $81 billion, triple-A rated regional wholesale bank providing financial services for residential housing and economic development to 741 member financial institutions located in the Fifth FHLBank District of Kentucky, Ohio and Tennessee. The FHLBank System, including 12 district FHLBanks, was chartered in 1932 by the U.S. Congress to promote housing finance but is wholly owned by its member institution stockholders and does not use taxpayer dollars.

This news release may contain forward-looking statements that are subject to risks and uncertainties including, but not limited to, the effects of economic market conditions on demand for the FHLBank’s products, legislative or regulatory developments concerning the FHLBank System, competitive forces and other risks detailed from time to time in the FHLBank’s filings with the Securities and Exchange Commission. The forward-looking statements speak as of the date made and are not guarantees of future performance. Actual results or developments may differ materially from the expectations expressed or implied in the forward-looking statements, and the FHLBank undertakes no obligation to update any such statements.

www.fhlbcin.com

The Federal Home Loan Bank of Cincinnati
Financial Highlights (unaudited)

Dollars in millions

SELECTED BALANCE SHEET ITEMS

	December 31,	December 31,
	____2006___	____2005___
Total assets	$81,387	$77,180
Advances (principal)	41,942	40,157
Mortgage loans (principal)	8,379	8,324
Mandatorily redeemable capital stock	137	418
Capital stock	3,658	3,504
Retained earnings	255	208
Total capital	3,907	3,709
Capital to assets ratio (GAAP)	4.80%	4.81%
Capital to assets ratio (Regulatory) (1)	4.98	5.35

OPERATING RESULTS For the periods ended December 31

	Three months		Year ended
	__2006_	__2005_	__2006_	__2005_
Net interest income	$103	$94	$386	$340
Other income	2	3	6	3
Other expense	11	11	46	42
Assessments	25	23	93	81

Net income	$69	$63	$253	$220

PROFITABILITY

Return on average equity	7.08%	6.82%	6.70%	5.79%
Net interest margin	0.51	0.48	0.49	0.43
Annualized dividend rate	6.00	5.75	5.81	5.00

(1) Regulatory capital includes capital stock, mandatorily redeemable capital stock (classified as a liability) and retained earnings.

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